UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 8, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 2.02  Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition". Additionally, on November 8, 2004, LabOne, Inc. issued a press release announcing, among other things, its results for the quarter ended September 30, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Content of LabOne Conference Call held November 8, 2004

The following report is about LabOne's third quarter 2004. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue, margins, earnings, expansion of services and plans of operations, including integration of operations and improvements in operating efficiencies, and business growth. Forward-looking statements are not guarantees of future performance or results. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, contractual and logistical limitations, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K and the Company's Form S-3 Registration Statement filed with the SEC on September 10, 2004.

We are pleased to announce the results for the third quarter, which includes an increase of 34% in revenues, a 25% increase in operating earnings and a 19% increase in diluted earnings per share compared to the prior year. During the third quarter 2004, our laboratory testing volumes increased 31% compared to the same period last year. Excluding the impact of Alliance Laboratory Services and Northwest Toxicology, acquired during the first quarter of 2004, overall laboratory testing volumes increased 7% including a 19% increase in healthcare and an 11% increase in substance abuse testing.

Risk assessment revenues during the third quarter ended September 30, 2004, increased 11%, principally driven by a 2% decrease in insurance testing revenues, a 20% increase in paramedical examination revenues and a 19% increase in other insurance services revenues, including teleunderwriting, which experienced a 42% increase in revenues compared to the third quarter 2003.

As reported in the second quarter, we have been pleased with both the client retention in Cincinnati, driven by our expanded sales force, installation of electronic ordering and result reporting to clients, and consistent service.

Progress in Cincinnati continued on two major initiatives, including the construction of the new facility and internalization of cytology samples formerly referred to a third party provider. While some construction delays have been experienced, we still anticipate completion of construction of the new facility at the end of the second quarter, 2005. As previously announced, we've completed automation and new pricing deals with Cytyc and TriPath, and have begun expanding our cytology capacity and utilization in both Cincinnati and Kansas City.

Sample volumes rose considerably compared to the third quarter 2003, fueled by increased healthcare patients and toxicology donors.

Healthcare patient requisitions grew 80% over last year, including 20% growth in organic volume in Kansas City and 8% from Central Plains Laboratories. Accession counts for the third quarter were 1,163,000 compared with 648,000 last year. The increase is attributable to the addition of samples in Cincinnati and strong growth in organic markets. Gross margins for the healthcare division were 37.5%, weighted by lower gross margins in the Cincinnati operation. Average selling price per requisition was $34.43, down 2% from a year ago.

Insurance applicants were 1,211,000, comparable with the same period a year ago. Average laboratory revenue per applicant tested fell to $12.83, while insurance testing gross margins were 47.4% compared to 49% last year. The gross margin was impacted by lower revenue per applicant and increased labor costs partially offset by lower reagent and inbound freight expenses.

Teleunderwriting volumes rose significantly over a year ago, while other insurance services such as medical document retrievals and inspections were relatively flat. These trends are expected as new clients adopt LabOne's "CaseOne" approach to evidence gathering for the life insurance underwriting process.

Substance abuse donor volume increased 44% to 877,000, driven by 11% organic growth and the addition of acquired samples from Northwest Toxicology. Gross margins for the quarter expanded to 31.5% from 30.5% in the prior year. Average selling price rose to $12.48, improved by higher priced testing performed at Northwest Toxicology. The improving economy and the addition of new clients are driving improved utilization of our pre-employment services.

During the third quarter, focus was applied to send-out and supply cost reduction initiatives in the Cincinnati laboratory. Although we began to realize these savings during the third quarter, we expect more improvement in the fourth quarter of 2004. In addition to effectively reducing costs in send-outs and supply, the team implemented standardized chemistry equipment across the core and the six hospital-based immediate response labs, delivering a key cost saving initiative while improving continuity of care.

Revenues for the third quarter 2004 were $117.8 million, compared to $88.1 million for the third quarter 2003. Compared to revenues for the same quarter last year, risk assessment services increased 11% to $64.6 million, healthcare increased 85% to $42.2 million and substance abuse testing increased 50% to $11.0 million. Excluding the impact of the acquisition of Alliance Laboratory Services in January 2004 and Northwest Toxicology in March 2004, healthcare revenues increased 23% and substance abuse testing revenues increased 9% compared to the third quarter last year. Net income for the third quarter 2004 was $6.6 million or $0.38 per diluted share compared to $5.4 million or $0.32 per diluted share for the third quarter 2003. Net income for the third quarter 2004 was favorably impacted by a $0.4 million adjustment related to foreign and state income taxes and a $0.2 million pretax reimbursement from the Health Alliance for certain transition costs incurred by the company in connection with the integration of Alliance Laboratory Services.

Operating earnings for the third quarter 2004 were $11.6 million compared to $9.3 million for the same period last year, an increase of $2.3 million or 25%. Third quarter 2004 operating earnings comprised $12.4 million for risk assessment, $7.6 million for healthcare and $2.0 million for substance abuse testing, offset by $10.4 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2003 of $11.6 million for risk assessment, $5.0 million for healthcare and $1.4 million for substance abuse testing, offset by $8.7 million for corporate selling, general and administrative expenses. For the third quarter 2004, operating earnings included $1.3 million and $0.2 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

For the nine months ended September 30, 2004, revenues were $348.1 million compared to $254.0 million for the same period last year. Revenues for the nine months ended September 30, 2004 attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology were $43.7 million and $7.5 million, respectively. Net income for the nine months was $18.8 million or $1.08 per diluted share compared to $15.0 million or $0.89 per diluted share for the same period last year.

Operating earnings for the nine months ended September 30, 2004 were $33.6 million compared to $25.7 million for the same period last year. Operating earnings for the nine months ended September 30, 2004 comprised $38.4 million for risk assessment, $19.9 million for healthcare and $5.1 million for substance abuse testing, offset by $29.8 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2003 of $34.7 million for risk assessment, $12.4 for healthcare and $3.4 million for substance abuse testing, offset by $24.8 million for corporate selling, general and administrative expenses. Operating earnings for the nine months ended September 30, 2004 included $2.0 million and $0.8 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

Corporate overhead this year continues to be impacted by compliance with Sarbanes-Oxley and higher wages and depreciation related to information technology initiatives, some of which is related to this compliance.

Working capital increased $17.5 million compared to December 31, 2003 principally attributable to an increase in cash and cash equivalent balances associated with the issuance of the over-allotment of convertible debentures during the third quarter. Long-term debt and current maturities were $113.4 million at the end of the quarter, an increase of $55.3 million from December 2003, principally attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology during the first quarter 2004 and the issuance of the over-allotment of convertible debentures. Net cash provided by operations for the nine months ended September 30, 2004 was $37.3 million compared to $19.2 million for the same period in 2003. Capital expenditures for the nine months ended September 30, 2004 were $16.2 million compared to $5.9 million in 2003. Capital expenditures for the nine months ended September 30, 2004 include $3.7 million associated with the new laboratory facility in Cincinnati. Acquisitions of businesses during the nine months ended September 30, 2004 were $60.1 million compared to $7.2 million in 2003.

Question and Answer Session:

Q:    Can you possibly speak to some of the information technology initiatives that you referenced in the press release? Are there things that are proving to be a drag on you from a corporate overhead experience that we need to understand more fully?

A:    Some of the IT initiatives include integration software with the Health Alliance related to Cytyc and TriPath, which we announced previously. Some of these initiatives are related to compliance with Sarbanes-Oxley as well. Those are the two principle initiatives driving in the quarter.
Our discipline here is to standardize our acquisitions either on our lab information systems platforms or to fully communicate with them. And to the extent we're committed to doing that and getting those efforts behind us, our IT group is very engaged in closing the development gap between our systems and the systems of the acquired entities. Some of that is capitalized, but there's an awful lot of effort going into that, and Sarbanes-Oxley as well in terms of equipment and installation of systems related to that compliance.

Q:    It doesn't sound like there is anything kind of dragging behind the expectations in terms of moving to compliance.

A:    No. I would just add that standardization is very important to ensure compliance with Sarbanes-Oxley.

Q:    Was there an acquisition spending number in the quarter or were there any transactions whatsoever?

A:    There was, I believe, a small amount of paramedical acquisitions, not material. We did announce that it was $60.1 million for the nine months.

Q:    In terms of the Sarbanes-Oxley impact in terms of the quarter here, shall we expect that will accelerate further in Q4, or do you have the bulk of it behind you yet?

A:    Year to date we've expended about $1 million, with about $500,000 in the third quarter. I would expect that total number at the end of the year will drive to about $1.7 million. So, I would expect to see that continuing its pace similar to the third quarter and accelerating. Now, I guess the good news is we're hopeful that that cost in 2005 will diminish because a lot of the undertaking right now is really startup for that compliance.

Q:    In terms of the impact of your bringing more of your cytology in-house and bringing these imagers in, should we start to see an impact in terms of your gross margin already in Q4, or will it take longer than that?

A:    It will take longer. I think that's a good thing in that internalization of all of that will probably continue well into the first quarter, if not a little bit beyond. We've got two cytology operations -- excuse me, three, but two major ones to outfit, Cincinnati and Kansas City. We're doing Kansas City first and Cincinnati second. We have an awful lot of volume to internalize. We expect that'll be a nice accretive trend for a couple of quarters.

Q:    Any surprise to you that the risk assessment testing volumes didn't show growth on a year over year basis? It seemed like, at least in the lay press, there was some indications perhaps we'd see a bump up this second half of the year?

A:    We really anticipated no real growth in the insurance testing volumes. There has been a trend in the industry to order more medical requirements, but in terms of the additional number of applicants that have been screened, we really didn't think it would show up in this quarter.

Q:    Do you have any update on the CFO search?

A:    We've retained a search firm and they are progressing. We have some names in the hopper and certainly that's one of our number one priorities. And it's our thought that we would bring that individual on, whether it be some overlap with John McCarty so we'd have the benefit of John's input. And certainly we are fully engaged in that process. And John is assisting in that overall effort.

Q:    Do you think maybe by yearend that would be announced?

A:    Hopefully we would be able to do that, although some of the individuals that we're talking to are engaged with their company as well. So, in terms of actually getting them here on site, that would be a goal, but we certainly can't guarantee that.

Q:    Did you say Cincinnati would be up (in the new facility) in the second or third quarter?

A:    The end of the second quarter.

Q:    Did I hear the third quarter capital expenditures correctly at $16.2 million? And what is the outlook for the entire fiscal calendar year '04 and '05?

A:    You did hear correctly $16.2 million, which included $3.7 million related to the laboratory facility in Cincinnati. To be quite honest with you, it'd be very difficult to project the capital expenditures in the fourth quarter versus first quarter related to the Cincinnati acquisition, but backing that off, I would expect to see $2 million to $3 million in core capital expenditures in the fourth quarter.

Q:    What about the outlook for '05?

A:    We haven't given an '05 outlook yet. We'll be giving our '05 guidance in the beginning of December.

Q:    OK. But Q4 capital expenditures -- $2 million to $3 million you're saying?

A:    Yes.

Q:    Could you comment on some of the core trends in the core drug testing pricing when you back out some of the esoteric from Northwest Toxicology?

A:    The core trends have been relatively flat. We've seen more oral fluid introduction this year than previously. We've been fortunate in realizing some new urine clients, some of which we'd like to switch to oral fluid, which has a higher average selling price. But we haven't really seen pricing degradation in the urine testing as maybe we have seen in some more competitive times in the past. The pricing for the esoteric generally runs about $23, $24 by contrast to $11.50 for urine.

Q:    Do you have some commentary on the Humana volumes?

A:    We're very excited about the contract, but it would really be premature to speculate in terms of what those volumes might be for us. We have volumes that are already associated with the Cincinnati market. The national in-network is really an initiative that we're driving right now in new markets that we will want to direct into the Cincinnati facility once it's completed. So, there's some pre-selling that's going on right now related to Humana.

Q:    Could you give us some more of an update on Cincinnati with regard to how your sales force is doing there. Are you starting to expand beyond the Cincinnati metro area and bringing in additional volumes yet?

A:    When we made the acquisition certainly one of the first things we did was to bolster the sales force. In the past they had sold other services besides the laboratory services. We hired some individuals there and we now have about eight people on the ground full-time that are devoted to selling on both the support side and out there calling on the markets. And in terms of retention of clients we've done very well. In terms of expanding with some new customers, we think there's some excellent prospects out in the market there. We have hired some other sales personnel in what we consider to be other key strategic markets, but really I'm not going to mention where those markets are.

Q:    A couple of quarters from now, are we going to be talking about growth in Cincinnati as a metric?

A:    That's certainly the idea.

Q:    You mentioned a couple of extraordinary things in the quarter, one related to taxes. And also, I noticed that the bad debt reserve is down compared to the end of the year, particularly on a percentage. Can you give any color on bad debt experience?

A:    We made a change. We used to include in that reserve the reserve for contractual adjustments. We now don't include that in the reserve. That would be the reserve that goes against revenue. You really need to compare previous quarters or sequential quarters to the first of the year. With respect to the income tax benefit, we have a schedule basically of reserves, statutory reserves for example, for foreign transfer taxes, which once the statutory limitation expires, then those reserves come back into the permanent differences for federal income tax. We also had a favorable decision on the part of the state of Kansas regarding our job tax credit.

Q:    What line does that show up on?

A:    It affects the provision for income taxes.

Item 9.01  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated November 8, 2004

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: November 8, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer